August 30, 2004

The Securities and Exchange Commission

450 Fifth Street NW

Washington, DC 20549

Re:    Empyrean Communications, Inc.

    The undersigned served as a Director of Empyrean Communications, Inc. and resigned from the Board of Directors effective August 18, 2004.

    This ldetter serves to confirm that I have reviewed Item 5.02 of the company's Form 8 K dated August 25, 2004 captioned "Departure of Directors or Principal Officers" and agree with the statements made therein as they relate to me.

    I hereby consent to the filing of this letter as an exhibit to the above referenced report on Form 8 K.

Yours sincerely,

/s/ Anthony Fanale

Anthonhy Fanale